UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 7, 2009

Teradyne, Inc.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	001-06462	04-2272148
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Riverpark Drive, North Reading, Massachusetts	01864
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 370-2700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of Material Definitive Agreement.

On April 7, 2009, Teradyne, Inc. (the “Company”) terminated its Credit Agreement (the “Credit Agreement”), dated as of November 14, 2008, among the Company, as borrower, Bank of America, N.A., as administrative agent, RBS Citizens, N.A., as syndication agent, KeyBank National Association, as documentation agent, Silicon Valley Bank and Toronto Dominion (New York) LLC (the “Lenders”) and certain domestic subsidiaries of the Company.

The Company used approximately $123.3 million of the net proceeds of its offering of $190 million aggregate principal amount of 4.50% convertible senior notes due 2014 to repay all amounts outstanding under the Credit Agreement.

The terminated Credit Agreement provided for a senior secured revolving credit facility in an aggregate principal amount of $122.5 million, and which was available on a revolving basis until November 14, 2011. At the Company’s option, loans under the Credit Agreement bore interest at a rate per annum equal to (i) the Eurodollar rate plus a margin varying between 3.00% and 3.50% based on the Company’s consolidated leverage ratio or (ii) the Base Rate, defined as the rate of interest in effect for such day as announced by Bank of America, N.A. as its “prime rate”, plus a margin varying between 2.00% and 2.50% based on the Company’s consolidated leverage ratio. In addition, the Company was required to pay the Lenders a commitment fee at a rate per annum of 0.75% of the actual daily unused amount of the commitments of such Lenders under the credit facility. The Credit Agreement contained customary representations and warranties, as well as affirmative, negative and financial covenants, including a leverage ratio, fixed charge coverage ratio and an available domestic cash to total revolving borrowings ratio.

An affiliate of Bank of America, N.A. served as joint book-running manager of the Company’s recent registered public offering of convertible senior notes referred to above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 7, 2009	TERADYNE, INC.

	By:	/s/ Gregory R. Beecher
	Name:	Gregory R. Beecher
	Title:	Vice President, Chief Financial Officer and Treasurer